Exhibit 10.1

HOKU SCIENTIFIC, INC.

AMENDED & RESTATED RIGHTS AGREEMENT

December 31, 2003

Execution Copy

SECTION 1	CERTAIN DEFINITIONS	1

1.1	“SEC”	1

1.2	“Exchange Act”	2

1.3	“Holder”	2

1.4	“Initial Public Offering” or “IPO”	2

1.5	The terms “register”, “registered” and “registration”	2

1.6	“Registrable Securities”	2

1.7	“Securities Act”	2

1.8	An “Affiliate”	2

SECTION 2	PIGGYBACK RIGHTS	3

2.1	Notice of Registration	3

2.2	Underwriting	3

2.3	Right to Terminate Registration	4

SECTION 3	DEMAND REGISTRATION	4

3.1	Demand Registration	4

3.2	Underwritten Public Offering	5

SECTION 4	FORM S-3 REGISTRATION	5

SECTION 5	OBLIGATIONS OF COMPANY	6

SECTION 6	EXPENSES OF REGISTRATION	7

SECTION 7	INDEMNIFICATION	8

7.1	The Company	8

7.2	Holders	9

7.3	Defense of Claims	9

7.4	Contribution	10

SECTION 8	RULE 144 REPORTING	10

SECTION 9	STANDOFF AGREEMENT	11

SECTION 10	LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS	11

SECTION 11	ADDITIONAL COVENANTS	12

11.1	Financial Information	12

11.2	Inspection	12

11.3	Termination of Information and Inspection Covenants	13

11.4	Confidentiality	13

SECTION 12	RIGHT OF FIRST REFUSAL	13

SECTION 13	TERMINATION OF RIGHTS	15

SECTION 14	MISCELLANEOUS	16

14.1	Assignment	16

14.2	Governing Law	16

14.3	Counterparts	16

14.4	Titles and Subtitles	16

14.5	Notices	16

14.6	Attorneys’ Fees	17

14.7	Amendments and Waivers	17

14.8	Severability	17

14.9	Delays or Omissions	17

14.10	Entire Agreement; Superseding Effect	17

14.11	Amendments of Previous Rights Agreement, Waiver of Right of First Refusal	18

14.12	Aggregation of Stock	18

HOKU SCIENTIFIC, INC.

AMENDED & RESTATED RIGHTS AGREEMENT

THIS AMENDED & RESTATED RIGHTS AGREEMENT (the “Agreement”) is entered into as of December 31, 2003, by and among Hoku Scientific, Inc., a Hawaii corporation (the “Company”), the holders of Common Stock of the Company set forth on Exhibit A hereto (the “Founders”), the holders of shares of Series A Preferred Stock set forth on Exhibit B hereto (the “Series A Investors”), and the holders of Series C Preferred Stock of the Company set forth on Exhibit C hereto (the “Series C Investors” together with the Series A Investors the “Investors” and each individually as an “Investor”).

RECITALS

A. The Company, the Founders and the Series A Investors are parties to that certain Rights Agreement dated as of June 21, 2002 (the “Previous Rights Agreement”).

B. The Series C Investors will purchase shares of the Company’s Series C Preferred Stock (the “Series C Preferred”) pursuant to the terms of a Series C Preferred Stock Purchase Agreement dated of even date herewith among the Company and such Investors (the “Purchase Agreement”)

C. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

D. The Company desires to enter into this Agreement and grant the Investors the rights contained herein in order to fulfill such condition.

E. Pursuant to Section 14.7 of the Previous Rights Agreement, the Company, the Founders and the Series A Investors desire to amend and restate the Previous Rights Agreement in its entirety, such agreement to be superceded by this Rights Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

Section 1

Certain Definitions

Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.2 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same shall be in effect from time to time.

1.3 “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with this Agreement, except as otherwise provided in Section 2.4 herein.

1.4 “Initial Public Offering” or “IPO” means the Company’s sale of its Common Stock and/or Class A Common Stock in its first firm commitment underwritten public offering of its Common Stock and/or Class A Common Stock registered under the Securities Act in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Class A Common Stock pursuant to the Company’s Second Amended and Restated Articles or Incorporation, as such Second Amended and Restated Articles of Incorporation may be amended from time to time.

1.5 The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below), and the declaration or ordering of the effectiveness of such registration statement.

1.6 “Preferred Stock” means shares of the Company’s Series A Preferred Stock and Series C Preferred Stock.

1.7 “Registrable Securities” means (i) the shares of Class A Common Stock of the Company issuable or issued upon conversion of the Preferred Stock (such shares of Class A Common Stock, the “Stock”) other than shares for which registration rights have terminated pursuant to Section 13 hereof, (ii) the shares of Common Stock issued to the Founders (the “Founders’ Stock”); provided, however that for the purposes of Sections 3, 4 and 10, the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any other shares of the Company’s Common Stock or Class A Common Stock issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in exchange for or replacement of the Preferred Stock or the Stock or the Founders’ Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which a Holder’s rights under this Agreement are not assigned; provided, however, that Registrable Securities shall not include any securities (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(l) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

1.8 “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as the same shall be in effect from time to time.

1.9 An “Affiliate” of an entity referenced herein shall mean (i) any entity who controls, is controlled by, or is under common control with such entity, (ii) any constituent partner or shareholder of such entity or (iii) with respect to an individual, such individual’s spouse, siblings, ancestors and descendants (whether natural or adopted), any spouses of such siblings, ancestors and descendants, any siblings of such ancestors and descendants, and any trust established solely for the benefit of one or more of such individual’s spouse, siblings, ancestors and/or descendants.

Section 2

Piggyback Rights

2.1 Notice of Registration. If at any time or from time to time, the Company shall determine to register any of its equity securities for its own account in an underwritten public offering, the Company will:

(i) prior to the filing of such registration give to the Holders written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and underwriting, all the Registrable Securities (subject to cutback as set forth in Section 2.2) specified in a written request or requests made within thirty (30) days after receipt of such written notice from the Company by any Holder.

2.2 Underwriting. The right of any Holder to registration pursuant to this Section 2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. If any Holder proposes to distribute its securities through such underwriting, such Holder shall (together with the Company and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2, if the managing underwriter determines in its sole discretion that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise the Holders and the other shareholders distributing their securities through such underwriting pursuant to piggyback registration rights similar to this Section 2, and the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among the Holders and any other participating shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders and other securities held by other shareholders at the time of filing the registration statement, provided that the aggregate amount of Registrable Securities held by selling Holders included in the offering shall not be reduced below twenty-five percent (25%) of the total amount of securities included in that offering unless the offering is the Initial Public Offering of the Company’s securities, in which case all Registrable Securities held by Holders may be excluded. In the event the managing underwriter does determine that marketing factors require a limitation of the number of shares to be underwritten (the “Cutback”), such Cutback shall be applied first to any participating shareholders other than Holders of Registrable

Securities or other holders of shares who are granted registration rights pursuant to Section 10 below before it shall be applied to Holders of Registrable Securities or such other holders, subject to the above mentioned twenty-five percent (25%) reduction limit, if at all. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to each Holder or other shareholder to the nearest 100 shares. If any Holder or other shareholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one-hundred eighty (180) days after the effective date of the registration statement relating thereto.

2.3 Right to Terminate Registration. The Company shall have the right, at its sole expense, to terminate or withdraw any registration initiated by it under this Section 2 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

Section 3

Demand Registration

3.1 Demand Registration. If at any time after the earlier of (i) the third anniversary of the Closing (as defined in the Purchase Agreement), or (ii) one year after the Company’s Initial Public Offering, Holders of at least fifty percent (50%) of the Registrable Securities request in writing that the Company file a registration statement under the Securities Act covering the registration of at least 50% of the outstanding Registrable Securities if the anticipated aggregate offering price, before underwriting discounts and commissions, would be at least $20,000,000, then the Company will (i) promptly give written notice of the proposed registration to all other Holders, and (ii) use its reasonable best efforts to cause such shares to be registered (together with any Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company); provided, however, that (a) the Company shall not be required to effect any such registration (i) within one-hundred eighty (180) days prior to the filing of, and one-hundred eighty (180) days following the effective date of, a registration subject to Section 2 hereof, provided the Company is actively employing in good faith reasonable efforts to cause such registration to become effective, (ii) if, within thirty (30) days of receipt of the written request from the Holders pursuant to this Section 3.1, the Company gives notice to the Holders of the Company’s intention to make its Initial Public Offering or a public offering within ninety (90) days, (iii) if the Holders making the request propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 4 below, (b) if the Company furnishes the requesting Holders with a certificate of the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company and its shareholders for a registration statement to be filed in the near future, such registration obligation shall be deferred for not more than one hundred twenty (120) days, but the Company shall not be entitled to such deferral more than once in any 12-month period, (c) the Company shall not be obligated to effect more than a total of two demand registrations pursuant to this Section 3 provided that such registrations have been declared or ordered effective, and (d) the Company shall not be required to effect a registration in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act. Any such registration shall be underwritten by an underwriter which shall be mutually agreeable to the Company and the Holders of a majority of the Registrable Securities requesting the registration. If any Holder disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Holders making the request. The Registrable Securities so withdrawn shall also be withdrawn from registration, and such Registrable Securities shall not be transferred in a public distribution prior to one hundred twenty (120) days after the effective date of such registration; provided, however, that, if by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities. Holders shall be so entitled to include additional Registrable Securities in the registration upon written notice within 10 days of such offer being made.

3.2 Underwritten Public Offering. The Company shall enter into an underwriting agreement with an investment banking firm or firms containing representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions. The Company shall not cause the registration under the Securities Act of any other shares of its Common Stock or Class A Common Stock to become effective (other than registration of an employee stock plan, or registration in connection with any Rule 145 or similar transaction) during the effectiveness of a registration requested hereunder for an underwritten public offering if, in the sole judgment of the underwriter or underwriters, marketing factors would adversely affect the price of the Registrable Securities subject to such underwritten registration.

Section 4

Form S-3 Registration

4.1 Holders of at least twenty-five percent (25%) of the Registrable Securities shall be entitled to request in writing (each, an “S-3 Registration Request”) registrations of Registrable Securities then owned by such requesting Holders on a Form S-3 registration statement or any successor form under the Securities Act (an “S-3 Registration”) and any related qualification or compliance. The Company shall pay for the expenses of such request as provided in Section 6. The S-3 Registration Request must be made in writing and the S-3 Registration Request shall: (i) specify the number of shares intended to be offered and sold; (ii) express the present intention of the requesting Holders to offer or cause the offering of such shares for distribution; and (iii) contain the undertaking of the requesting Holders to provide all such information and materials and take all such reasonable action as may be required in order to permit the Company to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. The Company shall (a) promptly give written notice of the proposed registration to all other Holders, and (b) as soon as practicable file an S-3 Registration and use its reasonable best efforts to effect as soon as practicable such registration and to obtain all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the requesting Holders’ Registrable Securities as are specified in the S-3 Registration Request (together with any Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4: (i) if Form S-3 is not available for such offering by the requesting Holders; (ii) the requesting Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate gross price to the public of less than $1,000,000; (iii) if within thirty (30) days of receipt of a written request from the requesting Holders, the Company gives notice to the Holders of the Company’s intention to make its Initial Public Offering or a public offering within ninety (90) days; (iv) if the Company furnishes the requesting Holders with a certificate of the President, Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company and its shareholders for a registration statement to be filed in the near future, such registration obligation shall be deferred for not more than one hundred twenty (120) days, but the Company shall not be entitled to such deferral more than once in any 12-month period; (v) if in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service or process in effecting such registration, qualification or compliance; or (v) the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for any Holder pursuant to this Section 4; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 2. The Company’s obligations pursuant to this Section 4 shall terminate after it has effected three (3) registrations on Form S-3 pursuant to this Section 4. Registrations under this Section 4 shall not be counted as requests for registration effected pursuant to Section 3 above.

Section 5

Obligations of Company

Whenever the Company is required by the provisions of this Agreement to use its reasonable best efforts to effect the registration of the Registrable Securities, the Company shall: (i) prepare and, as soon as possible, file with the SEC a registration statement with respect to the Registrable Securities, and use its reasonable best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, to remain effective until the earlier of the completion of the distribution of the Registrable Securities so registered or one hundred twenty (120) days subsequent to the effective date of such registration; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to make and to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such registration statement for the period covered under clause (i) above; (iii) furnish to any Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus), in conformity with the requirements of the Securities Act, and such other documents, as such Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while the Company shall be required under the provisions hereof to cause the registration statement to remain current; (iv) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such states as the Holders shall reasonably request, maintain any such registration or qualification current for the period covered under clause (i) above, and take any and all other actions either necessary or reasonably advisable to enable Holders to consummate the public sale or other disposition of the Registrable Securities in jurisdictions where such Holders desire to effect such sales or other disposition; and (v) take all such other actions either necessary or reasonably desirable to permit the Registrable Securities held by a Holder to be registered and disposed of in accordance with the method of disposition described herein; (vi) in the event of any firm underwritten public offering, enter into and perform its obligations under an underwritten agreement, in usual and customary form, with the managing underwriter of such offering; (vii) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (viii) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and (ix) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder not later than the effective date of such registration. Notwithstanding the foregoing, the Company shall not be required to register or to qualify an offering of the Registrable Securities under the laws of a state if as a condition to so doing the Company is required to qualify to do business or to file a general consent to service of process in any such state or jurisdiction, unless the Company is already subject to service in such jurisdiction.

Section 6

Expenses of Registration

The Company shall pay all of the fees and expenses incurred by the Company in complying with Sections 2, 3 and 4 hereof in connection with any registration statement that is initiated pursuant to this Agreement, including, without limitation, all SEC and blue sky registration, qualification and filing fees, printing expenses, accountant fees, transfer agent and registrar fees, the fees and disbursements of the Company’s outside counsel, the reasonable fees and disbursements of one independent counsel to the Holders and the expense of any special audits not to exceed twenty-five thousand dollars ($25,000) incident to or required by any such registration (the “Registration Expenses”). If a registration proceeding is begun upon the request of Holders pursuant to Sections 3 or 4 but such request is subsequently withdrawn, then the Holders of Registrable Securities to have been registered may either: (i) bear all Registration Expenses of such proceeding, pro rata on the basis of the number of shares to have been registered, in which case the Company shall be deemed not to have effected a registration pursuant to Sections 3 or 4, as applicable, of this Agreement; or (ii) require the Company to bear all Registration Expenses of such proceeding, in which case the Company shall be deemed to have effected a registration pursuant to Section 3 or 4, as applicable, of this Agreement. The Holders shall pay all of the fees and expenses incurred in connection with any S-3 Registration beyond the first S-3 registration initiated pursuant to this Agreement. In addition, any underwriting discounts, fees and disbursements of any additional counsel to the Holders, selling commissions and stock transfer taxes applicable to the Registrable Securities registered on behalf of Holders shall be borne by the Holders of the Registrable Securities included in such registration. The expenses of any special audit required in connection with any registration, qualification or compliance pursuant to Section 3 or 4 in excess of twenty-five thousand dollars ($25,000) shall be borne pro rata by the Holders of Registrable Securities proposing to distribute such shares of Registrable Securities in such registration.

Section 7

Indemnification

7.1 The Company. To the extent permitted by law, the Company will indemnify, defend and hold harmless the Holders, their partners, officers, directors, shareholders, legal counsel and accountants, and each person controlling Holders within the meaning of Section 15 of the Securities Act, and each underwriter if any, of the Company’s securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) (joint or several), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities law applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse Holders and each person controlling Holders, their partners, officers, directors, shareholders, legal counsel and accountants, and each underwriter, if any, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder or controlling person or underwriter seeking indemnification.

7.2 Holders. To the extent permitted by law, each Holder shall, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected (the “Indemnifying Holder”), indemnify, defend and hold harmless the Company, each of its directors and officers and each person who controls the Company within the meaning of Section 15 of the Securities Act, and each underwriter, if any, of the Company’s securities with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) (joint or several), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Indemnifying Holder of any rule or regulation promulgated under the Securities Act or state securities laws applicable to such Indemnifying Holder in connection with any such registration, qualification or compliance, and the Indemnifying Holder will reimburse the Company, such directors and officers and each person controlling Company and each underwriter, if any, for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, in reliance upon and in conformity with written information furnished to the Company by such Indemnifying Holder, provided that in no event shall any indemnity under this Section 7.2 exceed the gross proceeds of the offering received by such Indemnifying Holder, except in the case of willful fraud by such Holder; provided, further, that the indemnity agreement contained in this Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

7.3 Defense of Claims. Each party entitled to indemnification under this Section 7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without the Indemnifying Party’s prior written consent.

7.4 Contribution. If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violations that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder exceed the proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

7.5 Survival. The obligations of the Company and the Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in any registration statement made hereunder.

Section 8

Rule 144 Reporting

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration pursuant to Form S-3, the Company agrees to use its reasonable best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the IPO;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act (at any time from and after ninety (90) days following the effective date of the IPO) and of the Exchange Act (at any time after it has become subject to such reporting requirements) or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, a copy of the most recent annual or quarterly report of the Company, and such other reports, documents and information of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration or pursuant to such form.

Section 9

Standoff Agreement

In connection with the Company’s Initial Public Offering and any subsequent follow-on offering, if requested by the Company or the managing underwriter, each Holder agrees not to offer to sell or sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company held by Holder at any time during such period (other than those included in the Initial Public Offering, if any), directly or indirectly, without the prior written consent of the Company or the underwriters for such period of time (not to exceed one-hundred eighty (180) days) as may be requested by the Company and the managing underwriter, provided that all executive officers and directors holding Registrable Securities of the Company and holders of greater than five percent (5%) of the Registrable Securities enter into similar agreements. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the share or securities of every other person subject to the foregoing restrictions) until the end of such period. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Section 10

Limitations on Subsequent Registration Rights

From and after the date of this Agreement, the Company shall not, without the prior written consent of Holder(s) of at least a majority of the outstanding Registrable Securities, grant to future investors any registration rights other than (i) rights of registration upon request as to which the Holders are entitled to participate pro rata on the basis of the number of shares of Common Stock and Class A Common Stock (assuming conversion) held by the respective holders (including the Holders), and (ii) piggyback registration rights on Company-initiated registrations to share in the portion of the registrations available to the Holders, with such sharing (and any Cutback) to be pro rata on the basis of the number of shares of Common Stock and Class A Common Stock (assuming conversion) held by the respective holders (including the Holders).

Section 11

Additional Covenants

11.1 Financial Information. The Company shall deliver the following reports or information indicated below to each Investor or any transferee of an Investor who holds, together with Affiliates, and continues to hold at least 500,000 shares of Preferred Stock (as such number may be adjusted for stock splits, stock dividends and the like) (the “Requisite Minimum Shares”):

(a) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each quarter (other than the last quarter of any fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such quarter and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form (i) the figures as of the end of and for the comparable periods of the preceding fiscal year and (ii) the figures reflected in the operating budget for such period as specified in the financial plan of the Company delivered pursuant to subparagraph (c) hereof. All such financial statements shall be certified by the Company’s Chief Financial Officer or Treasurer as fairly presenting the financial condition of the Company and its results of operation for such period, shall be complete and correct in all material respects, and shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein and except for the absence of notes and subject to normal year-end adjustments.

(b) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the unaudited consolidated and consolidating balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the previous fiscal year. All such financial statements shall be certified by the Company’s Chief Financial Officer or Treasurer as fairly presenting the financial condition of the Company and its results of operations for such period, and shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied on a consistent basis throughout the periods reflected therein except as stated therein.

11.2 Inspection. The Company shall permit each Investor holding the Requisite Minimum Shares, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, with reasonable written notice to the Company and all at such reasonable times as may be requested by such Investor; provided, however, that the Company shall not be obligated pursuant to this Section 11.2 with respect to any competitor of the Company or with respect to any information that it determines in good faith is a trade secret or confidential information and should not, therefore, be disclosed.

11.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 11.1 and 11.2 shall terminate as to each Investor and be of no further force or effect immediately upon the earliest of (i) the effective date of the registration statement pertaining to an IPO in connection with a firm commitment underwritten offering; (ii) at such time as the Investor fails to own the Requisite Minimum Shares; or (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) and 15(d) of the Exchange Act.

11.4 Confidentiality. Each of the Investors agrees to keep confidential and not to disclose to persons other than its employees, professional consultants and advisors any information concerning the Company which is confidential or proprietary (“Confidential Information”), except as otherwise required by law or legal process or as deemed necessary by a Investor to be disclosed to its own partners or Affiliates. No Confidential Information shall be used or disclosed by an Investor for any purpose except in connection with the transactions contemplated by the Purchase Agreement and the agreements executed and delivered in connection with the Purchase Agreement and in the enforcement of its rights thereunder. Each Investor shall use no less a level of care with the Confidential Information than it uses with its own confidential information. Notwithstanding the foregoing, the restrictions set forth in this Section 11.4 shall not be applicable to any information that is publicly available through no fault of an Investor, any information independently developed by an Investor or its professional consultants, any information known to an Investor or its professional consultants before the disclosure thereof by the Company, or any information disclosed to an Investor by a person without any confidentiality duty to the Company. This provision shall survive any termination of this Agreement.

Section 12

Right of First Refusal

The Company hereby grants to each Investor who holds and continues to hold the Requisite Minimum Shares the right of first refusal to purchase, pro rata, a portion of “New Securities” (as defined in this Section 12) that the Company may, from time to time, propose to sell and issue. An Investor shall be entitled apportion the right of first result granted it among its Affiliates and such proportion as it deems appropriate Each Investor’s pro rata share, for purposes of this right of first refusal, is the ratio of (i) the number of shares of Common Stock and Class A Common Stock then held (or issuable upon the conversion of the Preferred Stock held) by such Investor to (ii) the total number of shares of Common Stock and Class A Common Stock outstanding (or issuable upon the conversion of all outstanding Preferred Stock) then held, provided, however, that in the event that any Investor elects not to purchase its pro rata share in accordance with the above (a “Non-Participating Holder”), then each participating Holder purchasing New Securities may purchase, on a pro rata basis among the participating Holders, such Non-Participating Holder’s pro rata share. This right of first refusal shall be subject to the following provisions:

(a) “New Securities” shall mean any Common Stock, Class A Common Stock and Preferred Stock of the Company whether or not authorized on the date hereof, and rights, options or warrants to purchase such Common Stock, Class A Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock, Class A Common Stock or Preferred Stock; provided, however, that “New Securities” does not include the following:

(i) shares of Common Stock or Class A Common Stock issued or issuable upon conversion of shares of the Preferred Stock;

(ii) shares of Common Stock or Class A Common Stock issued or issuable to officers, directors, employees, consultants or suppliers of the Company pursuant to a stock grant, stock option plan or stock purchase plan or other stock agreement or arrangement approved by the Board of Directors;

(iii) shares of Common Stock or Class A Common Stock issued pursuant to a stock dividend, stock split or similar transactions of the Company;

(iv) capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(v) shares of Common Stock, Class A Common Stock or Preferred Stock of the Company issuable upon exercise of warrants or other convertible securities outstanding as of the date of this Agreement or pursuant to the Purchase Agreement;

(vi) capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Company;

(vii) shares of Common Stock or Class A Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Company’s Preferred Stock will be converted to Common Stock or Class A Common Stock;

(viii) capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services, or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors;

(ix) shares of Common Stock or Class A Common Stock issued or issuable with the written consent or affirmative vote of at least a majority of the then outstanding shares of the Company’s Preferred Stock, voting together as a single class; and

(x) shares of Series C Preferred Stock issued at any Subsequent Closing (as defined in Section 1.3 of the Purchase Agreement).

(b) In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Investor who then holds the Requisite Minimum Shares written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same. Each such Investor shall have ten (10) business days from the date such notice is given to agree to purchase its pro rata share of such New Securities or any portion thereof at the price and upon the general terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) In the event that the Investors’ aggregate pro rata exercised portion is less than the amount of New Securities proposed to be issued in the notice referred to above, the Company shall have sixty (60) days thereafter to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) the New Securities respecting which the Investors’ rights were not exercised at a price and upon general terms no more favorable to the purchaser thereof than specified in the Company’s notice. In the event the Company has not sold the New Securities within such sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.

(d) The right of first refusal granted under this Agreement shall terminate upon the first to occur of (i) the effective date of a merger of the Company with or into another corporation in which fifty percent (50%) or more of the voting power of the Company is disposed of, or the sale of all or substantially all of the assets of the Company; (ii) the closing date of an IPO; (iii) the liquidation or dissolution of the Company; or (iv) any conversion of all of the Preferred Stock to Common Stock or Class A Common Stock. In addition to the foregoing, the right of first offer in this Section 12 shall not be applicable with respect to any Investor and any subsequent securities issuance if (i) at the time of such subsequent securities issuance, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

Section 13

Termination of Rights

Unless otherwise specified herein, the rights and provisions of this Agreement shall terminate as to all Investors and Founders on the fifth (5th) anniversary of the closing date of the Company’s Initial Public Offering. The rights of any individual Holder to receive notice and to participate in a registration pursuant to the terms of Section 2 or Section 3 hereof or to request a registration pursuant to the terms of Section 4 hereof shall terminate at such time as such Holder (i) could sell all of the Registrable Securities held by such Holder at the time of exercise of such rights during a 90-day period pursuant to Rule 144 (including Rule 144(k))

without registration under the Securities Act, and (ii) when the Company shall consummate a transaction or series of related transactions deemed to be an “Acquisition Transaction” pursuant to the Company’s Second Amended and Restated Articles of Incorporation, as such Second Amended and Restated Articles of Incorporation may be amended from time to time.

Section 14

Miscellaneous

14.1 Assignment. Subject to compliance with the Purchase Agreement, the rights to cause the Company to register Registrable Securities, the information rights provided in Section 11, and the right of first refusal provided in Section 12 granted to the Investors by the Company under this Agreement may be transferred or assigned by the Investors to an Affiliate or to a transferee which acquires at least Registrable Securities equal in number to the Requisite Minimum Shares; provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of such Investor under this Agreement and agrees to be bound hereby pursuant to a written instrument in form and substance reasonably satisfactory to the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any transferee or assignee shall thereafter be treated as an Investor in all respects, subject to the limitations herein. Until the Company receives actual notice of any transfer or assignment, it shall be entitled to rely on the then existing list of Investors and the failure to notify the Company of any transfer or assignment shall not affect the validity of a notice properly given by the Company to the Investors pursuant to lists maintained by the Company.

14.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Hawaii without regard to its conflict of law principles.

14.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.5 Notices.

(a) All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon the Founder or Investor at the addresses set forth in the Company’s records and, if to the Company, at the address previously furnished by the Company to the Founders and Investors, addressed to the attention of the President.

(b) All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed.

(c) Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

14.6 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

14.7 Amendments and Waivers. Any term of this Agreement may be amended or any right hereunder waived with the written consent of the Company and the holders of at least a majority of the outstanding Registrable Securities, not including the Founders’ Stock; provided however that if such amendment or waiver has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment or waiver shall require the consent of the holder or holders of a majority in interest of the Founders’ Stock. Any amendment or waiver effected in accordance with this Section 14.7 shall be binding upon the Investors and each transferee of the Registrable Securities, each future holder of all such Registrable Securities and the Company.

14.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

14.10 Entire Agreement; Superseding Effect. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and any other written or oral agreements between the parties hereto pertaining thereto are expressly canceled.

14.11 Amendments of Previous Rights Agreement, Waiver of Right of First Refusal. Effective and contingent (i) upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities (as defined in the Previous Rights Agreement) not including the Founders Stock (as defined in the Previous Rights Agreement), and (ii) upon closing of the transactions contemplated by the Purchase Agreement, the Previous Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, and the Investors hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Founders and the Investors with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Prior Parties that are Major Investors (as defined in the Previous Rights Agreement) hereby waive the right of first refusal set forth in Section 12 of the Previous Rights Agreement, including the notice requirements, set forth in the Previous Rights Agreement with respect to the issuance of the Company’s Series C Preferred Stock.

14.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by the Holder and its Affiliates shall be aggregated for the purposes of determining whether they hold the Requisite Minimum Shares under this Agreement.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties have caused this Rights Agreement to be executed as of the date first written above.

COMPANY:		HOLDERS:

Hoku Scientific, Inc.		Name of Holder:

By:	/s/ Dustin Shindo
Name:	Dustin Shindo	Signature:

Title	CEO	Title (if any):

** SIGNATURE PAGE TO RIGHTS AGREEMENT **

EXHIBIT A

FOUNDERS

1.	Dustin M. Shindo

2.	Karl M. Taft, III

3.	Michael R. Gardner

EXHIBIT B

SERIES A INVESTORS

1.	Mark H. Bogart, Trustee of the Mark H. Bogart Revocable Trust

2.	HEI Properties, Inc.

3.	Lawrence Investment Group, LLC

4.	Mid Ohio Securities Corp. Cust. FBO John Kojima, IRA

5.	Leonard Kamp, Jr.

6.	R. Chester Nierenberg, Trustee of the R. Chester Nierenberg Living Trust

7.	JM Associates, LLC

8.	Technosynergies

9.	Brian Baker

10.	Gary Sprinkle & Pamela Young Sprinkle

11.	Kenton T. Eldridge, Trustee of the Kenton T. and Hannelore G. Eldridge Trust dated Sept 1984

12.	Lawrence M. Johnson, Trustee of the Lawrence M. Johnson Revocable Trust dated 12/30/00

13.	Paul Alston & Tanya Alston as Tenants by Entireties

14.	Robert J. Robinson

15.	Diamondhead Ventures LLC

16.	Sulphur Creek Ventures

17.	Bennett Wo

18.	R. Chester Nierenberg, Trustee of the R. Chester Nierenberg Living Trust

19.	Philip I. McNamee

EXHIBIT C

SERIES C INVESTORS

1.	Lava Ventures III, LLC

2.	Advantage Capital Community Development Fund II, LLC

3.	Thomas M. Gottlieb

4.	Central Building Company, Limited

5.	Rebecca K.H. Kamp 1991 Revocable Trust

6.	Steven K. Baker

7.	Lava Ventures VII, LP

8.	HMS Hawaii III, LP

9.	Mark H. Bogart, Trustee of the Mark H. Bogart Revocable Trust

10.	Michael F. Larratt